Exhibit 1.2

MERCHANTS BANCORP

5,200,000 Depositary Shares
Each Representing a 1/40th
Interest in a Share of
8.25% Fixed Rate Reset Series D Non-Cumulative Perpetual Preferred Stock

FIRST AMENDMENT TO THE UNDERWRITING AGREEMENT

September 23, 2022

PIPER SANDLER & CO.

1251 Avenue of the Americas, 6th Floor

New York, New York 10020

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

UBS Securities LLC

1285 Avenue of the Americas

New York, New York 10019

as Representatives of the several Underwriters

named in Schedule A to the Underwriting Agreement

This FIRST AMENDMENT TO THE UNDERWRITING AGREEMENT (this “Amendment”) is made and is effective as of September [23], 2022, by and among Merchants Bancorp, an Indiana corporation (the “Company”), Merchants Bank of Indiana, an Indiana state chartered bank (the “Bank”) and Piper Sandler & Co., Morgan Stanley & Co. LLC and UBS Securities LLC, as Representatives of the several underwriters named in Schedule A to the Underwriting Agreement (as defined below) (collectively, the “Underwriters”).

RECITALS

WHEREAS, the Company, the Bank and the Underwriters entered into a certain Underwriting Agreement dated as of September 22, 2022 (the “Underwriting Agreement”); and

WHEREAS, the Company, the Bank and the Underwriters desire to amend the Underwriting Agreement in certain respects.

1

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Bank and the Underwriters hereby agree as follows:

1.     Section 4(a) of the Underwriting Agreement is hereby amended and restated as follows:

Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, the Deposit Agreement, any Agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation and filing of the Designation for the Securities with the Secretary of State of the State of Indiana and the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the fees and expenses of making the Securities eligible for clearance, settlement and trading through the facilities of DTC, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, each Issuer-Represented Free Writing Prospectus and the Prospectus and any amendments or supplements thereto (including any costs associated with electronic delivery of these materials by the Underwriters to investors), (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (viii) any stock or transfer taxes and stamp or similar duties and the fees and expenses of any transfer agent or registrar for the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations or road show, travel and lodging expenses of the representatives and officers of the Company and any such consultants, (x) the fees and expenses incurred in connection with the listing of the Securities on Nasdaq, (xi) all costs, expenses, fees and disbursements incurred or made in connection with matters related to the Reserved Securities which are designated by the Company for sale to the Invitees, (xii) the fees and expenses of the Underwriters (including fees and disbursements of the counsel for the Underwriters and marketing, syndication and travel expenses and any expenses related to an investor presentation and/or roadshow that are incurred by the Underwriters), provided that payment or reimbursement by the Company of such fees and expenses shall not exceed $175,000, and (xiii) all other costs and expenses of the Company incident to the performance of its obligations hereunder or under the Deposit Agreement which are not otherwise specifically provided for in this section.

2.     Except as expressly amended by the terms of this Amendment, the Underwriting Agreement shall remain in full force and effect in accordance with its terms.

3.     All capitalized terms used in this Amendment and not otherwise defined shall have the definitions ascribed to such terms in the Underwriting Agreement.

4.     References in the Underwriting Agreement to the “Agreement” shall mean the Underwriting Agreement, as amended by this Amendment.

5.     This Amendment and any claim, controversy or dispute arising under or related to this agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law provisions.

6.     This Amendment may be executed in two or more counterparts, each one of which shall be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile or other electronic means shall constitute effective execution and delivery of this Amendment by the parties hereto and may be used in lieu of the original signature pages to this Amendment for all purposes.

[Signatures on following page.]

If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon the acceptance hereof by the Representatives, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement among each of the Underwriters, the Company and the Bank. It is understood that the Representatives' acceptance of this Amendment on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the Representatives' part as to the authority of the signers thereof.

Very truly yours,

MERCHANTS BANCORP

By:	/s/ Michael J. Dunlap
Name: Michael J. Dunlap
Title: President

MERCHANTS BANK OF INDIANA

By:	/s/ Michael J. Dunlap
Name: Michael J. Dunlap
Title: Chief Executive Officer

[Signature Page to the First Amendment to the Underwriting Agreement]

CONFIRMED AND ACCEPTED,
as of the date first above written:

PIPER SANDLER & CO.

as Representative of the Underwriters

By:	/s/ Christopher S. Hooper

Name:	Christopher S. Hooper

Title:	Managing Director

MORGAN STANLEY & CO. LLC

as Representative of the Underwriters

By:	/s/ Hector Vazquez

Name:	Hector Vazquez

Title:	Executive Director

UBS SECURITIES LLC

as Representative of the Underwriters

By:	/s/ John Sciales

Name:	John Sciales

Title:	Associate Director

By:	/s/ Jay Anderson

Name:	Jay Anderson

Title:	Managing Director

[Signature Page to the First Amendment to the Underwriting Agreement]